EXHIBIT 3.1.3

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ORO EAST MINING, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The undersigned, Tian Qing Chen, Chief Executive Officer of Oro East Mining, Inc., a Delaware corporation (the “Corporation”), hereby certifies:

FIRST: That the Board of Directors of the Corporation duly adopted by unanimous written consent certain resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for the submission of such amendment to the stockholders of the Corporation pursuant to Section 242(b)(2) of the General Corporation Law of the State of Delaware, and stating that such amendment will be effective only after approval thereof by the holders of a majority of the outstanding shares of common stock, par value $.0001 per share, of the Corporation entitled to vote thereon.

SECOND: That thereafter, pursuant to resolutions of the Board of Directors of the Corporation, such amendment was submitted to the holders of a majority of the common stock of the Corporation, and a majority of such holders adopted by written consent the following resolution to amend the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting in its entirety the text following the present article “FOURTH” and substituting in lieu thereof the following:

FOURTH: The amount of the total authorized capital stock of the corporation is Two Billion Ten Million (2,010,000,000) shares. Two Billion (2,000,000,000) shares par value $.0001 per share shall be classified as Common Stock and Ten Million (10,000,000) shares par value $.0001 per share shall be classified as Preferred Stock.

The preferred shares may be issued from time to time in one or more series. The Board is authorized to fix the number of shares and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares

Effective upon filing with the Secretary of State of the State of Delaware (the “Effective Date”), each share of the Corporation’s common stock, par value $.0001 per share (the “Old common stock”) issued and outstanding immediately prior to the Effective Time will be, automatically and without any action on the part of the respective holders thereof, split and converted into twenty (20) shares of common stock, par value $.0001 per share, of the Corporation (the “New common stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New common stock shall be issued to the holders of record of Old common stock in connection with the foregoing reclassification of shares of Old common stock and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New common stock.  In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old common stock shall be rounded up to the nearest whole share.  Each stock certificate that, immediately prior to the Effective Date, represented shares of Old common stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New common stock into which the shares of Old common stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old common stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New common stock into which the shares of Old common stock represented by such certificate shall have been reclassified.

THIRD: That this Certificate of Amendment to the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on May 23, 2014.

By:  /s/ Tian Qing Chen
Name:  Tian Qing Chen
Title: Chief Executive Officer